Please Note: String References To Sections Must Be Checked Manually

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CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

ROCKSHOX, INC.

AND

WELLS FARGO BUSINESS CREDIT, INC.

Dated as of: December 10, 1999

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CREDIT AND SECURITY AGREEMENT

Dated as of December 10, 1999

ROCKSHOX, INC., a Delaware corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender"), hereby agree as follows:

  Definitions

      Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
          the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and
          all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

          "Accounts" means all of the Borrower's accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

          "Adjusted Net Worth" means Book Net Worth minus the balance of deferred taxes on the asset side of the balance sheet.

          "Advance" means a Revolving Advance.

          "Affiliate" or "Affiliates" means any Person controlled by or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Credit and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

          "Availability" means the difference of (i) the Borrowing Base and (ii) the then outstanding principal balance of the Revolving Note.

          "Availability Reserve" means as of any date of determination, such amount or amounts as Lender may from time to time establish and revise in good faith and in its reasonable judgment reducing the amount of Revolving Advances which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith and in its reasonable judgment, do or may affect either (i) the Collateral or its value, (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

          "Banking Day" means a day other than a Saturday, Sunday or other day on which banks are generally not open for business in Pasadena, California.

          "Base Rate" means the rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. as its "base rate" (which "base rate" shall not deviate from the Wall Street Journal Prime Rate except for time lag in adjustments which shall not exceed five (5) Banking Days) or, if such bank ceases to announce a rate so designated, any similar successor rate designated by the Lender.

          "Book Net Worth" means the difference between (i) the book value of tangible assets of the Borrower, which, in accordance with GAAP are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper and (ii) all Debt of the Borrower.

          "Borrowing Base" means, at any time the lesser of:

          the Maximum Line; or
          subject to change from time to time in the Lender's reasonable discretion, the sum of:
    eighty five percent (85%) of Eligible Accounts, plus
    the lesser of (A) eighty-five percent (85%) of Eligible Foreign Accounts and (B) One Million Dollars ($1,000,000), and
    minus any Availability Reserves.

"Capital Expenditures" for a period means any expenditure of money for the lease, purchase or other acquisition of any fixed or capital asset.

"Collateral" means all current or hereafter acquired or arising Equipment, General Intangibles, Inventory, Receivables, Investment Property, deposit accounts, letters of credit, proceeds of letters of credit, chattel paper and all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; and (vi) the Life Insurance Policy.

"Collateral Account" means the "WFBCI Account" as defined in the Collection Account Agreement and the "Lender Account" as defined in the Lockbox Agreement.

"Collection Account Agreement" means the Collection Account Agreement of even date herewith by and among the Borrower, Wells Fargo Bank, National Association and the Lender.

"Commitment" means the Lender's commitment to make Advances to or for the Borrower's account pursuant to Article II.

"Credit Facility" means the credit facility being made available to the Borrower by the Lender pursuant to Article II.

"Deactivation Period" has the same meaning specified in Section 2.14.

"Debt" of any Person means, without duplication, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person as at the date as of which Debt is to be determined. For purposes of determining a Person's aggregate Debt at any time, "Debt" shall also include the aggregate principal payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

"Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

"Default Period" means any period of time beginning on the day a Default or Event of Default has occurred and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been waived.

"Default Rate" means an annual rate equal to three percent (3%) over the Floating Rate, which rate shall change when and as the Floating Rate changes.

"EBITDA" for a period means, the sum of (i) pretax earnings from continuing operations, (ii) interest expense and, (iii) depreciation, depletion, and amortization of tangible and intangible assets, before (a) special extraordinary gains, (b) minority interests, and (c) miscellaneous gains and losses, in each case for such period, computed and calculated in accordance with GAAP.

"Eligible Accounts" means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:
          That portion of Accounts unpaid 90 days or more after the invoice date (in the event the Accounts have trade terms beyond 30 days, that portion of Accounts unpaid 30 days after the due date or 120 days after the invoice date, whichever is shorter);
          That portion of Accounts that is disputed or subject to a claim of offset or a contra account;
          That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer;
          Accounts owed by any federal unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws, including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, or any similar law);
          Accounts owed by an account debtor located outside the United States or Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender's possession and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its reasonable discretion;
          Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
          Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;
          Accounts not subject to a duly perfected security interest in the Lender's favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender including without limitation any payment or performance bond;
          That portion of Accounts that has been restructured, extended, amended or modified which exceeds an aggregate amount of Fifty-Thousand Dollars ($50,000);
          That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
          Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount due under Accounts from such debtor is ineligible under clauses (i) or (ix) above;
          That portion of Accounts of a single debtor or its affiliates which constitute more than twenty-five percent (25%), (forty percent (40%) for Trek Bicycles subject to credit checks satisfactory to Lender) of all otherwise Eligible Accounts; and
          Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its reasonable discretion.

          "Eligible Foreign Accounts" means Accounts due and owing by an Account debtor located outside the United States; but excluding any Accounts having the following characteristics:

          (A) That portion of Accounts unpaid 90 days or more after the invoice date (in the event the Accounts have trade terms beyond 30 days, that portion of Accounts unpaid 30 days after the due date or 120 days after the invoice date, whichever is shorter);
          That portion of Accounts that is disputed or subject to a claim of offset or a contra account;
          That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer;
          Accounts owed by any unit of government;
          Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
          Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;
          Accounts not subject to a duly perfected security interest in the Lender's favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender including without limitation any payment or performance bond;
          That portion of Accounts that has been restructured, extended, amended or modified which exceeds an aggregate amount of Fifty-Thousand Dollars ($50,000);
          That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
          Accounts denominated in any currency other than United States dollars, Canadian dollars, French francs, Swiss francs, German marks, Japanese yen, United Kingdom pounds sterling or New Taiwan Dollars;
          Accounts with respect to which the Borrower has not instructed the Account debtor to pay the Account to the Collateral Account;
          Accounts owed by debtors located in countries not acceptable to the Lender in its reasonable discretion (consistent with its internal policies);
          Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i) or (viii) above; and
          Accounts otherwise deemed unacceptable to the Lender in its reasonable discretion.

"Environmental Laws" has the meaning specified in Section 5.12.

"Equipment" means all of the Borrower's equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" has the meaning specified in Section 8.1.

"Floating Rate" means an annual rate equal to the sum of the Base Rate plus 0.375%, which annual rate shall change when and as the Base Rate changes.

"Funding Date" has the meaning specified in Section 2.1.

"GAAP" means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.5, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (i) is required to implement such change, or (ii) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is herein referred to as a "Required GAAP Change"), provided that (1) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower's income, retained earnings or other accounts, as applicable, and (2) the Borrower's financial covenants set forth in Sections 6.12, 6.13, 6.14 and 7.10 shall be adjusted as necessary to reflect the effects of such Required GAAP Change.

"General Intangibles" means all of the Borrower's general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower's name, and the goodwill of the Borrower's business.

"Hazardous Substance" has the meaning specified in Section 5.12.

"Inventory" means all of the Borrower's inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

"Investment Property" means all of the Borrower's investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

"Loan Documents" means this Agreement, the Note, any Subordination Agreement and the Security Documents.

"Lockbox" has the meaning given in the Lockbox Agreement.

"Lockbox Agreement" means the Lockbox and Collection Account Agreement by and among the Borrower, Wells Fargo Bank, National Association, Regulus West LLC and the Lender, of even date herewith.

"Maturity Date" has the meaning specified in Section 2.6.

"Maximum Line" means Five Million Dollars ($5,000,000), unless said amount is reduced pursuant to Section 2.7, in which event it means the amount to which said amount is reduced.

"Minimum Interest Charge" has the meaning specified in Section 2.2(b).

"Note" means the Revolving Note.

"Obligations" means the Note and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender under this Agreement and the other Loan Documents, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several.

"Patent and Trademark Security Agreement" means the Patent and Trademark Security Agreement by the Borrower in favor of the Lender of even date herewith.

"Permitted Lien" has the meaning specified in Section 7.1.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Plan" means an employee benefit plan or other plan maintained for the Borrower's employees and covered by Title IV of ERISA.

"Premises" means all premises where the Borrower conducts its business and has any rights of possession, including (without limitation) the premises legally described in Exhibit C attached hereto.

"Receivables" means each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person's interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

"Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

"Revolving Advance" has the meaning specified in Section 2.1.

"Revolving Note" means the Borrower's revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as the same may hereafter be amended, restated, supplemented otherwise modified from time to time, and any note or notes issued in substitution therefor, as the same may hereafter be amended, restated, supplemented otherwise modified from time to time.

"Security Documents" means this Agreement, the Collection Account Agreement, the Lockbox Agreement, the Patent and Trademark Security Agreement and any other document delivered to the Lender from time to time to secure the Obligations, as the same may hereafter be amended, restated, supplemented otherwise modified from time to time.

"Security Interest" has the meaning specified in Section 3.1.

"Subsidiary" means any corporation of which more than fifty percent (50%) of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

"Termination Date" means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 8.2.

"UCC" means the Uniform Commercial Code as in effect from time to time in the state designated in Section 9.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

"Year 2000 Compliant" has the meaning specified in Section 6.15.
      Cross References. All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

  Amount and Terms of the Credit Facility

      Revolving Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the "Funding Date") to the Termination Date (the "Revolving Advances"). The Lender shall have no obligation to make a Revolving Advance if, after giving effect to such requested Revolving Advance, the sum of the outstanding and unpaid Revolving Advances would exceed the Borrowing Base. The Borrower's obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral as provided in Article III. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.7 and reborrow. The Borrower agrees to comply with the following procedures in requesting Revolving Advances under this Section 2.1:
          The Borrower shall make each request for a Revolving Advance to the Lender before 10:30 a.m. (California time) of the day of the requested Revolving Advance. Requests may be made in writing or by telephone (promptly confirmed in writing), specifying the date of the requested Revolving Advance and the amount thereof. Each request shall be by (i) any officer of the Borrower; or (ii) any person designated as the Borrower's agent by any officer of the Borrower in a writing delivered to the Lender; or (iii) any person whom the Lender reasonably believes to be an officer of the Borrower or such a designated agent.
          Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Revolving Advance by crediting the same to the Borrower's demand deposit account maintained with Wells Fargo Bank, National Association, unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon the Lender's request, the Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.
      Interest; Minimum Interest Charge; Default Interest; Participations; Usury.
          Revolving Note. Except as set forth in Sections 2.2(c) and 2.2(e), the outstanding principal balance of the Revolving Note shall bear interest at the Floating Rate.
          Minimum Interest Charge. Notwithstanding the interest payable pursuant to Section 2.2(a), the Borrower shall pay to the Lender interest of not less than Twenty-Five Thousand Dollars ($25,000) per calendar quarter on a pro rated basis (the "Minimum Interest Charge") during the term of this Agreement, and the Borrower shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Sections 2.2(a) and 2.2(d) on the date and in the manner provided in Section 2.4.
          Default Interest Rate. At any time during any Default Period, in the Lender's sole discretion and without waiving any of its other rights and remedies, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective for any periods designated by the Lender from time to time during that Default Period.
          Participations. If any Person shall acquire a participation in the Advances under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under Section 2.2(a), along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the Floating Rate, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.
          Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.
      Fees.
          Origination Fee. The Borrower hereby agrees to pay the Lender a fully earned and non-refundable origination fee of Twenty-Five Thousand Dollars ($25,000) due and payable upon the execution of this Agreement.
          Unused Line Fee. For the purposes of this Section 2.3(b), "Unused Amount" means the Maximum Line reduced by outstanding Revolving Advances. The Borrower agrees to pay to the Lender an unused line fee at the rate of one-quarter of one percent (0.25%) per annum on the average monthly Unused Amount from the date of this Agreement to and including the Termination Date, due and payable quarterly in arrears.
          Audit Fees. The Borrower hereby agrees to pay the Lender, on demand, reasonable audit fees in connection with any standard bank audits or inspections conducted by the Lender of any Collateral or the Borrower's operations or business at the rates established from time to time by the Lender as its audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection provided, however, that unless an Event of Default shall have occurred, the Borrower shall be required to pay for no more than three (3) audits in any calendar year.
      Computation of Interest and Fees; When Interest Due and Payable. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days. Interest shall be due and payable in arrears on the first day of each month and on the Termination Date.
      Capital Adequacy. If any Related Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Related Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section 2.5:
          "Capital Adequacy Rule" means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender. Such rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
          "Return", for any period, means the return as determined by such Related Lender on the Advances based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
          "Rule Change" means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the Closing Date are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of the financial condition of such Related Lender.
          "Related Lender" includes (but is not limited to) the Lender, any parent corporation of the Lender and any assignee of any interest of the Lender hereunder and any participant in the loans made hereunder.

      Certificates of any Related Lender sent to the Borrower from time to time claiming compensation under this Section 2.5, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to the Related Lender hereunder to restore its Return shall be conclusive absent manifest error. In determining such amounts, the Related Lender may use any reasonable averaging and attribution methods.

      Maturity Date. This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof ("Effective Date") and shall continue in full force and effect for a term ending on the date two years after the Effective Date (the "Maturity Date"), unless earlier terminated by Lender or Borrower pursuant to the terms hereof. Upon the Termination Date, Borrower shall immediately pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including checks and other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Upon final and indefeasible payment in full, Lender shall promptly refund to Borrower any cash collateral then held by Lender, if any.
      Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility if it (i) gives the Lender at least thirty (30) days prior written notice and (ii) pays the Lender termination or line reduction fees in accordance with Section 2.8.
      Termination and Line Reduction Fees; Waiver of Termination and Line Reduction Fees.
          Termination and Line Reduction Fees. If the Credit Facility is terminated for any reason as of a date other than the Maturity Date, or the Borrower reduces the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line (or the reduction, as the case may be) as follows: (A) two percent (2.0%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (B) one percent (1.0%) if the termination or reduction occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date.
          Waiver of Termination and Line Reduction Fees. The Borrower will not be required to pay the termination or line reduction fees otherwise due under this Section 2.8 if such termination or line reduction is made because of refinancing by an affiliate of the Lender.
      Mandatory Prepayment. Without notice or demand, if the outstanding principal balance of the Revolving Advances shall at any time exceed the Borrowing Base, the Borrower shall immediately prepay the Revolving Advances to the extent necessary to eliminate such excess. Any payment received by the Lender under this Section 2.8 or under Section 2.8 may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.
      Payment. For purposes of calculating the amount of Revolving Advances available to Borrower, each payment will be applied (conditional upon final collection) to the outstanding principal balance of the Revolving Note on the Banking Day of receipt by Lender of advices of deposit in the Collateral Account, if such advices are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next Banking Day. Such payment shall be applied in any order or manner of application satisfactory to Lender. For purposes of calculating interest, Lender shall be entitled to charge Borrower for one (1) Calendar Day of clearance at the Floating Rate on all payments deposited into the Collateral Account, whether or not such payments are applied to reduce the outstanding principal balance of the Revolving Note. This clearance charge is acknowledged to constitute an integral part of the pricing of the loans and financial accommodations contemplated herein, and shall apply whether or not the amount of payments deposited exceeds the obligations outstanding. Notwithstanding anything in Section 2.1, the Borrower hereby authorizes the Lender, in its discretion at any time or from time to time without the Borrower's request and even if the conditions set forth in Section 4.2 would not be satisfied, to make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents may be charged directly to the loan account(s) of Borrower.
      Payment on Non-Banking Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
      Use of Proceeds. The Borrower shall use the initial proceeds of Advances only for: (a) payment to each of the Persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents. All other Advances made to Borrower shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof.
      Liability Records. The Lender may maintain from time to time, at its discretion, liability records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender's demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within thirty (30) days after receipt or in the case of manifest error.
      Deactivation of Credit Facility. So long as no Obligations are outstanding, Borrower may deactivate the Credit Facility (any period during which the Credit Facility is deactivated pursuant to this Section 2.14 shall hereinafter be referred to as, a "Deactivation Period"); provided that, if a Deactivation Period commences within thirty (30) days after the date hereof, Borrower shall give Lender prior written notice of its intention to deactivate the Credit Facility promptly upon knowledge thereof and if a Deactivation Period commences after thirty (30) days of the date hereof, Borrower shall give Lender thirty (30) days prior written notice of its intention to deactivate the Credit Facility. During a Deactivation Period, Lender's Commitment shall not be in effect, and the charges pursuant to sections 2.2(b) and 2.3(b) and the clearance charge referred to in section 2.10 shall not be applied. Notwithstanding any provisions in the Collection Account Agreement or the Lockbox Agreement, Borrower may receive all payments on Receivables or payments constituting proceeds of other Collateral directly (rather than depositing or directing its account debtors or other obligors to remit such payment or proceeds to the Lockbox or the Collateral Account). A Deactivation Period shall remain in effect until the date thirty (30) days after the Borrower notifies the Lender that it desires to reactivate the Credit Facility. No more than three (3) Deactivation Periods may be initiated by Borrower within a calendar year.

  Security Interest; Occupancy; Setoff

      Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender a security interest (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of the Obligations.
      Notification of Account Debtors and Other Obligors. Upon the occurrence of an Event of Default, the Lender may notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender's name or in the Borrower's name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as the Borrower's agent and attorney in fact, notify the United States Postal Service to change the address for delivery of the Borrower's mail to any address designated by the Lender, otherwise intercept the Borrower's mail, and receive, open and dispose of the Borrower's mail for purposes of the collection of Collateral, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower's account or forwarding such mail to the Borrower's last known address.
      Assignment of Insurance. As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender's name or in the Borrower's name, execute and deliver proof of claim, receive all such monies and endorse checks and other instruments representing payment of such monies. Following the occurrence of an Event of Default, the Lender may (but need not), in the Lender's name or in the Borrower's name, adjust, litigate, compromise or release any claim against the issuer of any such policy.
      Occupancy.
          The Borrower hereby irrevocably grants to the Lender the right to take possession of the Premises at any time following the occurrence of an Event of Default.
          The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.
          The Lender's right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Commitment, (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers and (iii) the waiver of such Event of Default.
          The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.
      License. Without limiting the generality of the Patent and Trademark Security Agreement, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all trademarks, franchises, trade names, copyrights and patents of the Borrower for the purpose of selling, leasing or otherwise disposing of any or all Collateral during any Default Period.
      Financing Statement. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

      Name and address of Debtor:

      Rockshox, Inc.
      401 Charcot Avenue
      San Jose, California 95131

      Federal Tax Identification No. 77-0396555

      Name and address of Secured Party:

      Wells Fargo Business Credit, Inc.
      245 South Los Robles Avenue, Suite 600
      Pasadena, California 91101

      Setoff. The Borrower agrees that, upon the occurrence of an Event of Default, the Lender may, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

  Conditions of Lending

      Conditions Precedent to the Initial Revolving Advance. The Lender's obligation to make the initial Revolving Advance hereunder shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:
          This Agreement, properly executed by the Borrower.
          The Note, properly executed by the Borrower.
          A true and correct copy of any and all mortgages (to the extent such mortgages exist) pursuant to which the Borrower has mortgaged the Premises, together with a mortgagee's disclaimer and consent with respect to each such mortgage.
          A true and correct copy of any and all agreements (to the extent such agreements exist) pursuant to which the Borrower's property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee's acknowledgment and waiver of liens, (ii) UCC financing statements sufficient to protect the Borrower's and the Lender's interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower's other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower's and the Lender's interests in the Borrower's goods from any claim by such secured party.
          A true and correct copy of any and all agreements pursuant to which the Borrower's property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of liens from each subcontractor who has possession of the Borrower's goods from time to time, (ii) UCC financing statements sufficient to protect the Borrower's and the Lender's interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person's property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower's and the Lender's interests in the Borrower's goods from any claim by such secured party.
          The Collection Account Agreement, properly executed by the Borrower and Wells Fargo Bank, National Association.
          The Lockbox Agreement, properly executed by the Borrower, Wells Fargo Bank, National Association and Regulus West LLC.
          The Patent and Trademark Security Agreement, properly executed by the Borrower.
          Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower, (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against the Borrower except those financing statements and assignments of patents, trademarks or copyrights relating to Permitted Liens or to liens held by Persons who have agreed in writing that upon receipt of proceeds of the Advances, they will deliver UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights satisfactory to the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.
          A certificate of the Borrower's Secretary or Assistant Secretary certifying as to (i) the resolutions of the Borrower's directors and, if required, shareholders, authorizing the execution, delivery and performance of the Loan Documents, (ii) the Borrower's articles of incorporation and bylaws, and (iii) the signatures of the Borrower's officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower's behalf.
          A current certificate issued by the Secretary of State of Delaware, certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Delaware.
          Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
          A certificate of an officer of the Borrower confirming that the representations and warranties set forth in Article V are true and correct in all material respects.
          An opinion of counsel to the Borrower, addressed to the Lender in the form of Exhibit E.
          Certificates of the insurance required hereunder, with all hazard insurance containing a lender's loss payable endorsement in the Lender's favor and with all liability insurance naming the Lender as an additional insured.
          Payment of the fees and commissions due through the date of the initial Advance under Section 2.3 and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 9.6, including reasonable legal expenses incurred through the date of this Agreement.
          Evidence that Availability as of the Funding Date is not less than Two Million Dollars ($2,000,000) after giving effect to the amount paid or to be paid to Borrower's prior lender to retire Borrower's line of credit with such prior lender and bringing all other obligations to a current status satisfactory to Lender.
          Completion of a field review of the books and records of Borrower and such other information with respect to the Collateral as Lender may require, the results of which shall be reasonably satisfactory to Lender.
          Evidence that Borrower has opened bank accounts of a type mutually acceptable to Borrower and Lender, including, without limitation, the Collateral Account and any other account contemplated by the Collection Account Agreement or the Lockbox Agreement.
          Such other documents as the Lender may reasonably require.
      Conditions Precedent to All Advances. The Lender's obligation to make each Advance shall be subject to the further conditions precedent that on such date:
          the representations and warranties contained in Article V are correct in all material respects on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;
          no material adverse change, as determined by Lender, shall have occurred in the financial condition or business of Borrower nor any material decline, as determined by Lender, in the market value of any Collateral or a substantial or material portion of the assets of Borrower since the date of the latest financial statements delivered to Lender prior to the Funding Date; and
          no event has occurred and is continuing, or would result from such Advance which constitutes a Default or an Event of Default.

  Representations and Warranties

  The Borrower represents and warrants to the Lender as follows:

      Corporate Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Tax Identification Number. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1 hereto. The Borrower's chief executive office and principal place of business is located at the address set forth in Schedule 5.1 hereto, and all of the Borrower's records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth in Schedule 5.1 hereto. The Borrower's tax identification number is correctly set forth in Section 3.6 hereto.
      Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower's stockholders; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower's articles of incorporation or bylaws; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
      Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.
      Subsidiaries. Except as set forth in Schedule 5.4, the Borrower has no Subsidiaries.
      Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Lender audited financial statements of the Borrower for its fiscal year ended March 31, 1999 and unaudited financial statements of the Borrower for the fiscal year-to- date period ended September 30, 1999, and those statements fairly present the Borrower's financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and year-end adjustments). Since the date of the most recent financial statements, there has been no material adverse change in the Borrower's business, properties or condition (financial or otherwise).
      Litigation. There are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a material adverse effect on the financial condition, properties or operations of the Borrower or any of its Affiliates.
      Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to retire any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any of the Advances to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
      Taxes. The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, state and local tax returns reflecting tax liabilities in excess of $50,000 which to the knowledge of the officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due except such taxes or assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.
      Titles and Liens. The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender at the time of delivery hereof and all other Collateral, properties and assets reflected in the latest financial statements referred to in Section 5.5 and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.
      Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any of its Affiliates maintains or has maintained any Plan. Neither the Borrower nor any Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan's tax qualified status exists in connection with any Plan. Neither the Borrower nor any of its Affiliates has:
          Any accumulated funding deficiency within the meaning of ERISA; or
          Any liability or knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).
      Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the Borrower's financial condition, properties or operations.
      Environmental Matters.
          Definitions. As used in this Agreement, the following terms shall have the following meanings:
            "Environmental Law" means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
            "Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
          Except as would not reasonably be expected to have a material adverse effect, to the Borrower's best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.
          To the Borrower's best knowledge, the Borrower has not disposed of Hazardous Substances in such a manner as to create any liability exceeding $100,000, individually or in the aggregate, under any Environmental Law.
          Except as would not reasonably be expected to have a material adverse effect, there are not now and, since Borrower's occupancy of the Premises, there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the Borrower's best knowledge, no such matter is threatened or impending.
          To the Borrower's best knowledge, the Borrower's businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower's possession and are in full force and effect except, in each case, as would not reasonable be expected to result in a material adverse effect.
          To the Borrower's best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
          The Borrower has delivered to Lender, to the extent Borrower has such items in its possession, all environmental assessments, audits, reports, permits and licenses describing or relating in any way to the Premises or Borrower's businesses.
      Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower's request for the credit facilities contemplated hereby is true and correct in all material respects and, as to projections, valuations or proforma financial statements, are based on assumptions made in good faith (it being acknowledged by the Lender that no assurance can be given that such projections, valuations, or proforma results will be realized).
      Financing Statements. The Borrower has provided to the Lender signed financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral and all other collateral described in the Security Documents which is capable of being perfected by filing financing statements. None of the Collateral or other collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.
      Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor named therein or in the Borrower's records pertaining thereto as being obligated to pay such obligation.

  Borrower's Affirmative Covenants

  So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

      Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:
          as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower's audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower's balance sheet as at the end of such fiscal year and the related statements of the Borrower's income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating (if applicable) and consolidated basis to include any subsidiaries of Borrower, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; and (ii) a certificate of the Borrower's chief financial officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;
          as soon as available and in any event within thirty (30) days after the end of each month, financial statements, unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating (if applicable) and consolidated basis to include any subsidiaries of Borrower, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of the Borrower's chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 6.12, 6.13, 6.14 and 7.10;
          within ten (10) days after the end of each month or more frequently if the Lender so requires after the occurrence of an Event of Default, agings of the Borrower's accounts receivable and its accounts payable and a calculation of the Borrower's Accounts and Eligible Accounts as at the end of such month or shorter time period;
          at least thirty (30) days before the beginning of each fiscal year of the Borrower, the projected balance sheets and income statements for each month of such year, each in reasonable detail, representing the Borrower's good faith projections and certified by the Borrower's chief financial officer as being the most recent projections available and identical to the projections used by the Borrower for internal planning purposes, together with such supporting schedules and information as the Lender may reasonably require;
          as soon as possible and in any event within 10 days after receipt of notice thereof by the Borrower, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 5.12 or which seek a monetary recovery in excess of One Hundred Thousand Dollars ($100,000).
          as promptly as practicable (but in any event not later than ten Banking Days) after an officer of the Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Security Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;
          as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the Borrower's chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;
          as soon as possible, and in any event within ten (10) days after the Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the Borrower's chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;
          promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower's customers in which the disputed amount or amounts exceeds an aggregate amount of $100,000; (ii) credit memos; (iii) any goods returned to or recovered by the Borrower other than in the ordinary course of business ; and (iv) any change in the persons constituting the Borrower's senior executive officers and directors;
          promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or other collateral covered by the Security Documents or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof to the extent the value of such loss, damage or adverse change or any combination thereof exceeds $100,000;
          within ten (10) days of their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its stockholders;
          within ten (10) days of sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange;
          promptly upon knowledge thereof, notice of the Borrower's violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrower's business or its financial condition; and
          from time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request, including, without limitation, weekly borrowing base certificates.
      Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower's business and financial condition in which true and complete entries will be made in accordance with GAAP and, upon the Lender's request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all times during ordinary business hours and upon reasonable notice, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower's affairs with any of its directors, officers, employees or agents. The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower at any time during ordinary business hours and upon reasonable notice.
      Account Verification. The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.
      Compliance with Laws.
          The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
          Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law except as would not reasonably be expected to have a material adverse effect.
      Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all material taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.
      Maintenance of Properties.
          The Borrower will keep and maintain the Collateral, the other collateral covered by the Security Documents and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower's judgment, desirable in the conduct of the Borrower's business and not disadvantageous in any material respect to the Lender.
          The Borrower will defend the Collateral against all claims or demands of all persons (other than the Lender and holders of Permitted Liens) claiming the Collateral or any interest therein.
          The Borrower will keep all Collateral and other collateral covered by the Security Documents free and clear of all security interests, liens and encumbrances except Permitted Liens.
      Insurance. The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be reasonably required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender's loss payable endorsement for the Lender's benefit acceptable to the Lender. All policies of liability insurance required hereunder shall name the Lender as an additional insured.
      Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.
      Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower.
      Collateral Account.
          If, notwithstanding the instructions to debtors to make payments to the Lockbox, the Borrower receives any payments on Receivables, the Borrower shall deposit such payments into the Collateral Account. Until so deposited, the Borrower shall hold all such payments in trust for and as the property of the Lender and shall not commingle such payments with any of its other funds or property.
          Amounts deposited in the Collateral Account shall not bear interest and shall not be subject to withdrawal by the Borrower, except after full payment and discharge of all Obligations. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.
          All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower's commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.
      Performance by the Lender. Following the occurrence of an Event of Default, the Lender may, but need not, perform or observe any covenant which the Borrower has failed to perform on behalf and in the name, place and stead of the Borrower (or, at the Lender's option, in the Lender's name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Floating Rate. To facilitate the Lender's performance or observance of such covenants of the Borrower following the occurrence of an Event of Default, the Borrower hereby irrevocably appoints the Lender, or the Lender's delegate, acting alone, as the Borrower's attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.11.
      Minimum Adjusted Net Worth. The Borrower will maintain, during each period described below, its Adjusted Net Worth, determined as at the end of each month, at an amount not less than the amount set forth opposite such period:

Period	Minimum Adjusted Net Worth (in thousands)
January 2000	$25,000
February 2000	$25,000
March 2000	$26,000
April 2000	$24,000
May 2000	$21,000
June 2000	$21,000
July 2000	$19,000
August 2000	$19,000
September 2000	$19,000
October 2000	$19,000
November 2000	$20,000
December 2000	$20,000
January 2001	$20,000
February 2001	$20,000
March 2001	$22,000
April 2001	$22,000
May 2001	$19,000
June 2001	$19,000
July 2001	$17,000
August 2001	$17,000
September 2001	$17,000
October 2001	$17,000
November 2001	$18,000
December 2001	$18,000

    Minimum EBITDA. The Borrower will achieve during each period described below, EBITDA, of not less than the amount set forth opposite such period:

Period	Minimum EBITDA (in thousands)
Six months ending March 31, 2000	$4,500
Three months ending June 30, 2000	$(6,200)
Six months ending September 30, 2000	$(6,400)
Nine months ending December 31, 2000	$(2,000)
Fiscal year ending March 31, 2001	$2,100
Three months ending June 30, 2001	$(5,500)
Six months ending September 30, 2001	$(5,700)
Nine months ending December 31, 2001	$(1,300)

    New Covenants. Upon Lender's review of Borrower's financial statements for its fiscal year ending March 31, 2001, Lender shall set new covenant levels for Section 6.12 for periods after such date. The new covenant levels shall be determined by adding to each Adjusted Net Worth covenant after March 31, 2001 the amount by which Borrower's actual Adjusted Net Worth at March 31, 2001 exceeds (if at all) the March 31, 2001 Adjusted Net Worth covenant noted above.
    Year 2000 Compliance. Borrower agrees to (a) perform all acts reasonably necessary to ensure that Borrower and any business in which Borrower holds a substantial interest becomes Year 2000 Compliant in a timely manner, including, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems; and (b) make reasonable inquiries of all customers, suppliers and vendors that are material to Borrower's business, to determine whether such customers, suppliers and vendors will be Year 2000 Compliant in a timely manner and to disclose to Lender any failure or potential failure by such customers, suppliers or vendors to become Year 2000 Compliant in a timely manner. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Lender such certifications or other evidence of Borrower's compliance with the terms hereof as Lender may from time to time require.
    Premises . The Borrower agrees to provide the Lender with true and correct copies of leases pursuant to which the Borrower is leasing the Premises, and to use its best efforts to obtain and provide to the Lender a landlord's disclaimer and consent with respect to each such lease.

  Negative Covenants

  So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower agrees that, without the Lender's prior written consent:

      Liens. The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, "Permitted Liens"):
          in the case of any of the Borrower's property which is not Collateral or other collateral described in the Security Documents, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower's business or operations as presently conducted;
          mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 7.1 hereto;
          the Security Interest and liens and security interests created by the Security Documents;
          purchase money security interests relating to the acquisition of machinery and equipment of the Borrower not exceeding the cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition.
          liens for taxes, assessments or governmental charges or levies on the Borrower's property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Borrower's books;
          liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar lines arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
          liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
          liens securing capitalized leases permitted pursuant to Section 7.2; and
          the replacement, extension or renewal of any lien permitted hereunder so long as the Debt secured by such lien is not increased by such replacement, extension or renewal.
      Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower's behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
          indebtedness arising hereunder;
          indebtedness of the Borrower in existence on the date hereof and listed in Schedule 7.2 hereto and all refundings and refinancings thereof; provided, however, that the dollar amount of such indebtedness may not be increased;
          indebtedness relating to liens permitted in accordance with Section 7.1;
          obligations in respect of capitalized leases in an aggregate amount not to exceed $1,200,000 at any time outstanding, and indebtedness in respect of performance bonds, bankers acceptances, letter of credit and surety or appeal bonds entered into by the Borrower in the ordinary course of business.
      Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
          the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and
          guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 7.2 hereto.
      Investments and Subsidiaries.
          The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except:
            investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P- 2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of One Hundred Million Dollars ($100,000,000) (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);
            travel advances or loans to the Borrower's officers and employees not exceeding at any one time an aggregate of Twenty Five Thousand Dollars ($25,000);
            advances in the form of progress payments, prepaid rent not exceeding three (3) months or security deposits;
            investments existing on the date hereof and described in Schedule 7.4;
            accounts receivable;
            investments received in settlement of arms length disputes; and
            any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business.
          The Borrower will not create or permit to exist any Subsidiary.
      Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.
      Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and the sale of any other property which is obsolete, worn out or no longer useful in the Borrower's business, and will not liquidate, dissolve or suspend business operations.
      Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.
      Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.
      Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.
      Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than Three Million Dollars ($3,000,000) in the aggregate during any fiscal year.
      Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.
      Discounts, etc. The Borrower will not, after notice from the Lender, grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold, or at any time (whether before or after notice from the Lender) modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower other than in accordance with its customary business practice.
      Defined Benefit Pension Plans. The Borrower will not adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Lender pursuant to Section 5.10.
      Other Defaults. The Borrower will not permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower.
      Place of Business; Name. Without providing 30 days' notice to the Lender, (a) the Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location; (b) the Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest; and (c) the Borrower will not change its name.
      Organizational Documents. The Borrower will not amend its certificate of incorporation, articles of incorporation or bylaws in a manner which would adversely affect the Lender.
      Salaries. The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation or excessively increase the salary, bonus, commissions, consultant fees or other compensation of any director, officer or consultant, or any member of their families, either individually or for all such persons in the aggregate.
      Change in Ownership. The Borrower will not issue or sell any stock of the Borrower so as to change the percentage of voting and non-voting stock owned by each of the Borrower's shareholders.
      Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms length transaction with an unaffiliated Person.

  Events of Default, Rights and Remedies

      Events of Default. "Event of Default", wherever used herein, means any one of the following events, which Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 9.2 hereof:
          Default in the payment of the Obligations when they become due and payable;
          Default in the payment of any fees, commissions, costs or expenses required to be paid by the Borrower under this Agreement;
          Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement and such default or breach shall continue for ten (10) Banking Days; provided, that such ten (10) Banking Day cure period shall not apply in the case of (i) any default or event addressed in any other provision or paragraph of this Section, (ii) the failure to comply with the covenants set forth in Sections 6.12, 6.13, 6.14 or 7.10, (iii) any default in the performance, or breach, of any such covenant or agreement which is not capable of being cured at all or within such ten (10) Banking Day period or which has previously been the subject of a previous default or breach within the prior twelve (12) month period or (iv) an intentional breach by Borrower of such covenant or agreement;
          The Borrower shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower and not dismissed in 60 days; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower and not dismissed in 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower and not dismissed in 60 days;
          A petition shall be filesfriedlad by or against the Borrower under the United States Bankruptcy Code naming the Borrower as debtor and, in the case of petitions filed against Borrower, not dismissed within 60 days; provided, Borrower shall not receive an Advance prior to the dismissal of any such petition filed against the Borrower;
          Any representation or warranty made by the Borrower in this Agreement, or by the Borrower (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when deemed to be effective;
          The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;
          A default under any bond, debenture, note or other evidence of indebtedness (excluding trade payables) of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument or lease;
          Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the Borrower's assets in favor of the Plan;
          An event of default shall occur under any Security Document or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing any obligations of the Borrower hereunder or under any note and such event of default shall not be cured or waived within ten (10) Banking Days; provided, that such ten (10) Banking Day cure period shall not apply in the case of (i) any default or event addressed in any other provision or paragraph of this Section, (ii) any event of default which is not capable of being cured at all or within such ten (10) Banking Day period or which has previously been the subject of a previous default or breach within the prior twelve (12) month period or (iv) an intentional default by Borrower;
          The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Lender's prior written consent;
      Rights and Remedies. Following the occurrence of an Event of Default, the Lender may exercise any or all of the following rights and remedies:
          the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;
          the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;
          the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;
          the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;
          the Lender may exercise and enforce its rights and remedies under the Loan Documents; and
          the Lender may exercise any other rights and remedies available to it by law or agreement.

      Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (d) or (e) of Section 8.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

      Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9.3) at least ten (10) calendar days before the date of intended disposition or other action.

  Miscellaneous

      No Waiver; Cumulative Remedies. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
      Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No amendment or modification of any Loan Document shall be effective unless the same shall be signed by the Borrower.
      Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below:

      If to the Borrower:

      Rockshox, Inc.
      401 Charcot, Inc.
      San Jose, California 95131
      Telecopier: (408) 570-3590
      Attention: Chris Birkett

      If to the Lender:

      Wells Fargo Business Credit, Inc.
      245 South Los Robles Avenue, Suite 600
      Pasadena, California 91101
      Telecopier: (626) 844-9063
      Attention: Account Executive

      or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.

      Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender's rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).
      Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.
      Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses, including (without limitation) attorneys' fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.
      Indemnity. In addition to the payment of expenses pursuant to Section 9.6, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the "Indemnitees") from and against any of the following except to the extent arising from the gross negligence or willful misconduct of Lender or the breach by Lender of any Loan Document (collectively, "Indemnified Liabilities"):
            any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;
            any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.12 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.4(b); and
            any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

      If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee's request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower's sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower's obligation under this Section 9.7 shall survive the termination of this Agreement and the discharge of the Borrower's other obligations hereunder.

      Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender's participants, successors or assigns.
      Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
      Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender's prior written consent. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting the Lender's right to share information regarding the Borrower and its Affiliates with the Lender's participants, accountants, lawyers and other advisors involved in the transactions subject to this Agreement, the Lender, Wells Fargo Corporation, and all direct and indirect subsidiaries of Wells Fargo Corporation, may exchange any and all information they may have in their possession regarding the Borrower as may be reasonably necessary in the administration of this Agreement, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.
      Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
      Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
      Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. Each of the parties hereto hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement or the other Loan Documents; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the State Courts of the County of Los Angeles, State of California, or the United States District Court for the Central District of California; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.
      Release of Collateral. Upon a sale or other disposition of assets of the Borrower constituting Collateral which was consented to or otherwise approved by Lender or is permitted under this Agreement, the Lender, at the request of the Borrower, will execute and deliver to the Borrower the proper instruments (including UCC termination statements) acknowledging the release of the Lender's Security Interest in such Collateral.
      Termination, Release. This Agreement and the Lender's Security Interest shall terminate upon satisfaction in full of the Obligations. Upon such termination, the Lender, at the request of the Borrower, will execute and deliver to the Borrower the proper instruments (including UCC termination statements) acknowledging the termination of this Agreement and will duly assign, transfer and deliver to the Borrower such of the Collateral as may be in the possession of the Lender and has not theretofore been disposed of, applied or released.
      Confidentiality. The Lender agrees to keep confidential all information provided by the Borrower under this Agreement except as required by applicable law or if such information is otherwise publicly available (other than as a result of actions by the Lender).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation By Name: Its Vice President	ROCKSHOX, INC., a Delaware corporation By Name: Its

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note
Exhibit B	Compliance Certificate
Exhibit C	Premises
Exhibit D	Form of Officer's Certificate
Exhibit E	Borrower's Counsel's Opinion

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral
Schedule 5.4	Subsidiaries
Schedule 7.1	Permitted Liens
Schedule 7.2	Permitted Indebtedness and Guaranties
Schedule 7.4	Investments

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$5,000,000 San Jose, California

December 10, 1999

For value received, the undersigned, ROCKSHOX, INC., a Delaware corporation (the "Borrower"), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender"), at its main office in Pasadena, California, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Million Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ROCKSHOX, INC.,

a Delaware corporation

By

Its President

Exhibit B to Credit and Security Agreement

Compliance Certificate
To:	Wells Fargo Business Credit, Inc.
Date:	_____________________
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated as of December 10, 1999 (the "Credit Agreement"), attached are the financial statements of ROCKSHOX, INC. (the "Borrower") as of and for ________________, _____ (the "Reporting Date") and the year-to-date period then ended (the "Current Financials"). All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject, in the case of quarterly or interim financial statements, to year-end audit adjustments and the absence of footnotes, and fairly present the Borrower's financial condition and the results of its operations as of the date thereof.

Events of Default. (Check one):

" The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.

" The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect to thereto.

I hereby certify to the Lender as follows:

" The Reporting Date does not mark the end of one of the Borrower's fiscal quarters, hence I am completing only paragraph __ below.

" The Reporting Date marks the end of one of the Borrower's fiscal quarters, hence I am completing all paragraphs below except paragraph __.

" The Reporting Date marks the end of the Borrower's fiscal year, hence I am completing all paragraphs below.

Financial Covenants. I further hereby certify as follows:

1. Minimum Adjusted Net Worth. Pursuant to Section 6.12 of the Credit Agreement, as of the Reporting Date the Borrower's Adjusted Net Worth was $____________ which " satisfies " does not satisfy the requirements of Section 6.12.

2. Minimum EBITDA. Pursuant to Section 6.13 of the Credit Agreement, the Borrower's EBITDA for the ________ period ending on the Reporting Date, was $____________, which " satisfies " does not satisfy the requirements of Section 6.13.

3. Capital Expenditures. Pursuant to Section 7.10 of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend during the _____________ year ended ______________, ___, for Capital Expenditures, $__________________ in the aggregate, which " satisfies " does not satisfy the requirements of Section 7.10.

4. Salaries. As of the Reporting Date, the Borrower " is " is not in compliance with Section 7.16 of the Credit Agreement concerning salaries.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

ROCKSHOX, INC.,

a Delaware corporation

By

[Name]

Its Chief Financial Officer

Exhibit C to Credit and Security Agreement

Premises

The Premises referred to in the Credit and Security Agreement are legally described as follows:

(See Attached)

Exhibit D to Credit Agreement

OFFICER'S CERTIFICATE

TO: Wells Fargo Business Credit, Inc.
245 South Los Robles Avenue, Suite 600
Pasadena, California 91101

To induce you to make one or more loans from time to time to Rockshox, Inc., a Delaware corporation (the "Borrower"), in accordance with the Credit and Security Agreement dated December 10, 1999 between it and you (the "Credit and Security Agreement") and all other Loan Documents (as defined in the Credit and Security Agreement), I hereby represent and warrant to you, in my capacity as _________________ of the Borrower, that each and every representation and warranty set forth in Article V of the Credit and Security Agreement is true and correct in all material respects as of the date hereof.

Dated: _____________

Very truly yours,

Exhibit E to Credit Agreement

FORM OF OPINION OF BORROWER'S COUNSEL

(See Attached)

Schedule 5.1 to Credit and Security Agreement

TRADE NAMES, CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF
BUSINESS, AND LOCATIONS OF COLLATERAL

(See Attached)

Schedule 5.4 to Credit and Security Agreement

Subsidiaries

Rockshox Taiwan (branch office - in process)

Schedule 7.1 to Credit and Security Agreement

Permitted Liens

[See attached]

Schedule 7.2 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

NONE.

Schedule 7.4 to Credit and Security Agreement

INVESTMENTS

None.

Article I Definitions 1

Section 1.1 Definitions 1

Section 1.2 Cross References 9

Article II Amount and Terms of the Credit Facility 9

Section 2.1 Revolving Advances 9

Section 2.2 Interest; Minimum Interest Charge; Default Interest; Participations; Usury 10

Section 2.3 Fees 11

Section 2.4 Computation of Interest and Fees; When Interest Due and Payable 11

Section 2.5 Maturity Date 11

Section 2.6 Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower 12

Section 2.7 Termination and Line Reduction Fees; Waiver of Termination and Line Reduction Fees 12

Section 2.8 Mandatory Prepayment 12

Section 2.9 Payment 12

Section 2.10 Payment on Non-Banking Days 12

Section 2.11 Use of Proceeds 13

Section 2.12 Liability Records 13

Section 2.13 Deactivation of Credit Facility 13

Article III Security Interest; Occupancy; Setoff 13

Section 3.1 Grant of Security Interest 13

Section 3.2 Notification of Account Debtors and Other Obligors 13

Section 3.3 Assignment of Insurance 14

Section 3.4 Occupancy 14

Section 3.5 License 14

Section 3.6 Financing Statement 15

Section 3.7 Setoff 15

Article IV Conditions of Lending 15

Section 4.1 Conditions Precedent to the Initial Revolving Advance 15

Section 4.2 Conditions Precedent to All Advances 17

Article V Representations and Warranties 17

Section 5.1 Corporate Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Tax Identification Number 17

Section 5.2 Authorization of Borrowing; No Conflict as to Law or Agreements 18

Section 5.3 Legal Agreements 18

Section 5.4 Subsidiaries 18

Section 5.5 Financial Condition; No Adverse Change 18

Section 5.6 Litigation 19

Section 5.7 Regulation U 19

Section 5.8 Taxes 19

Section 5.9 Titles and Liens 19

Section 5.10 Plans 19

Section 5.11 Default 20

Section 5.12 Environmental Matters 20

Section 5.13 Submissions to Lender 21

Section 5.14 Financing Statements 21

Section 5.15 Rights to Payment 21

Article VI Borrower's Affirmative Covenants 21

Section 6.1 Reporting Requirements 21

Section 6.2 Books and Records; Inspection and Examination 23

Section 6.3 Account Verification 24

Section 6.4 Compliance with Laws 24

Section 6.5 Payment of Taxes and Other Claims 24

Section 6.6 Maintenance of Properties 24

Section 6.7 Insurance 25

Section 6.8 Preservation of Existence 25

Section 6.9 Delivery of Instruments, etc. 25

Section 6.10 Collateral Account 25

Section 6.11 Performance by the Lender 26

Section 6.12 Minimum Book Net Worth 26

Section 6.13 Minimum EBITDA 27

Section 6.14 New Covenants 27

Section 6.15 Year 2000 Compliance 27

Article VII Negative Covenants 28

Section 7.1 Liens 28

Section 7.2 Indebtedness 28

Section 7.3 Guaranties 29

Section 7.4 Investments and Subsidiaries 29

Section 7.5 Dividends 29

Section 7.6 Sale or Transfer of Assets; Suspension of Business Operations 29

Section 7.7 Consolidation and Merger; Asset Acquisitions 30

Section 7.8 Sale and Leaseback 30

Section 7.9 Restrictions on Nature of Business 30

Section 7.10 Capital Expenditures 30

Section 7.11 Accounting 30

Section 7.12 Discounts, etc. 30

Section 7.13 Defined Benefit Pension Plans 30

Section 7.14 Place of Business; Name 30

Section 7.15 Organizational Documents 31

Section 7.16 Salaries 31

Section 7.17 Change in Ownership 31

Article VIII Events of Default, Rights and Remedies 31

Section 8.1 Events of Default 31

Section 8.2 Rights and Remedies 33

Section 8.3 Certain Notices 33

Article IX Miscellaneous 34

Section 9.1 No Waiver; Cumulative Remedies 34

Section 9.2 Amendments, Etc. 34

Section 9.3 Addresses for Notices, Etc. 34

Section 9.4 Further Documents 35

Section 9.5 Collateral 35

Section 9.6 Costs and Expenses 35

Section 9.7 Indemnity 35

Section 9.8 Participants 36

Section 9.9 Execution in Counterparts 36

Section 9.10 Binding Effect; Assignment; Complete Agreement; Exchanging Information 36

Section 9.11 Severability of Provisions 37

Section 9.12 Headings 37

Section 9.13 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial 37